UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: October 25, 2002
(Date of earliest event reported)

VERIZON COMMUNICATIONS INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-8606 (Commission File Number)	23-2259884 (I.R.S. Employer Identification No.)

1095 Avenue of the Americas, New York, New York (Address of principal executive offices)		10036 (Zip Code)

Registrant’s telephone number, including area code: (212) 395-2121

Not applicable

(Former name or former address, if changed since last report)

Item 9. Regulation FD Disclosure.

Set forth below is a press release issued by Verizon Communications Inc. on October 25, 2002 announcing earnings for the third quarter of 2002 and updated its guidance for the full year. In a conference call with analysts and investors following the release, Verizon discussed its quarterly results and guidance, indicating that:

•	Based upon year-to-date performance, 2002 diluted earnings per share is expected to be at the low end of the previously announced range of $3.05 to $3.09

•	Revenue guidance remains at minus 1 to 0 percent growth for the year as previously indicated

•	The capital expenditure range for the year is reduced to $12.3 - $12.7 billion

•	Verizon is targeting net debt (total debt less cash on hand) at year-end to be $55 - $56 billion

NEWS RELEASE

FOR IMMEDIATE RELEASE	Media contacts:
October 25, 2002	Peter Thonis
212-395-2355
peter.thonis@verizon.com

Bob Varettoni
212-395-7726
robert.a.varettoni@verizon.com

Verizon Communications Reports Continued Strong
Operational and Cash Management Performance in 3Q

THIRD-QUARTER HIGHLIGHTS

•	1.1 million Verizon Wireless net retail customer additions, a 52 percent increase year-over-year; 803,000 total net additions, excluding acquisitions; 31.5 million total customers, including acquisitions

•	804,000 net long-distance customer additions, a 44 percent increase year-over-year, for a total of 9.8 million customers

•	155,000 new net digital subscriber lines (DSL), a 70 percent increase year-over-year, for a total of 1.64 million lines

•	Continued strong profitability in wireless — more than 10 percent increase in revenues compared with third quarter 2001; EBITDA (operating income before depreciation and amortization) margin of 39 percent

•	3.3 percent reduction in Domestic Telecom cash expenses — the seventh consecutive quarterly decrease from the comparable quarter in the prior year — for a $0.9 billion year-to-date total decrease

•	$6.8 billion reduction in net debt, including $5 billion reduction in commercial paper, compared with the prior quarter

2002 GUIDANCE

•	Reiterated guidance of revenues of 0 to minus 1 percent and diluted EPS (earnings per share) of $3.05 to $3.09

•	Capital expenditures, $12.3 to $12.7 billion, revised from $13 to $13.5 billion

•	Year-end net debt (total debt less cash on hand), $55 to $56 billion

Verizon News Release, page 2

     NEW YORK — Verizon Communications Inc. (NYSE:VZ) today announced earnings of $2.1 billion, or diluted EPS of 77 cents, before non-recurring items for the third quarter of 2002. As in the second quarter, the company added more than 2 million retail accounts in three growth businesses with the addition of 1.1 million Verizon Wireless net retail customers, and the net addition of 804,000 long-distance customers and 155,000 DSL lines.

     Reported earnings were $4.4 billion, or $1.60 in diluted EPS, and included non-recurring gains from previously announced asset and investment sales that closed in the third quarter.

     Excluding non-recurring items, total third-quarter operating revenues increased 0.6 percent to $17.1 billion from $17.0 billion, including a double-digit increase in Verizon Wireless revenues, which grew 10.2 percent to $5.0 billion from $4.5 billion.

     Third-quarter cash expenses, excluding non-recurring items, declined slightly to just below $9.7 billion. Total revenues, operating expenses and statistics reflect Verizon operations on a comparable basis, excluding the 1.27 million switched access lines sold during the quarter, and including the consolidation of Telecomunicaciones de Puerto Rico, Inc. (PRTC) and the deconsolidation of CTI Holdings S.A. beginning this year.

‘Long-Term Value for Shareowners’

     “Taking into account the external factors that continue to weigh on our industry, these results show that Verizon is executing effectively as we pull away from the pack in the telecom sector,” said Chief Executive Officer Ivan Seidenberg. “Verizon is a national company with a more diversified portfolio, and we have demonstrated the ability to add customers and gain market share during troubled economic times.

     “At the same time, we are doing more than simply adding customers. We continue to distinguish ourselves in cash management and in cost control over the long term, and with an emphasis on product innovation and customer service.”

     Seidenberg added, “We have a sustainable model for creating long-term value for shareowners. Our world-class networks will drive further innovation and productivity improvements — the types of improvements that have allowed us to maximize the efficiency of our capital spending this year. We also see further opportunities that will enable us to continue to gain share in key markets in the future. For example, we look forward to offering business

Verizon News Release, page 3

customers an expanded product portfolio when we gain our few remaining long-distance approvals in the coming months.”

     Seidenberg reiterated the company’s 2002 guidance of revenues of 0 to minus 1 percent and diluted EPS of $3.05 to $3.09. Guidance for capital expenditures has been lowered to $12.3 to $12.7 billion, from $13 to $13.5 billion, and guidance for year-end net debt has been set at $55 to $56 billion.

     Capital expenditures totaled $2.6 billion in the third quarter and have been reduced by $4.4 billion, to $8.1 billion, through the first nine months of the year, compared with the same period in 2001.

     Free cash flow (cash from operating activities less capital expenditures and dividends) improved by $7.3 billion for the first nine months this year, compared with the same period last year.

     In the third quarter, Verizon reduced net debt by $6.8 billion, to $51.8 billion from $58.6 billion at the end of the second quarter. This is an $11.5 billion reduction since year-end 2001. Verizon reduced commercial paper by $5.0 billion in the quarter, to $3.5 billion — a $9.3 billion reduction since year-end 2001. At the end of the third quarter, the company held $5.7 billion in cash and total debt of $57.5 billion — a $6.8 billion reduction since year-end 2001.

Profitable Wireless Growth

     Verizon Wireless, the largest U.S. wireless company, added a net of 803,000 customers in the third quarter, a 6.8 percent improvement since third quarter 2001. Total customers grew by 1.2 million in the third quarter, to 31.5 million, when including the additional 411,000 customers acquired from Price Communications Corp.

     While Verizon Wireless added 1.1 million net retail customers in the quarter, it experienced a loss of the remaining 308,000 WorldCom Inc. resale customers. Verizon Wireless no longer has any WorldCom resale subscribers in its customer base.

     Verizon Wireless increased total revenues in the quarter by 10.2 percent to $5.0 billion from $4.5 billion in the third quarter last year. Strong customer growth was coupled with increased service revenue per subscriber per month, which was up slightly to almost $50, compared with third quarter 2001. The company’s EBITDA margin was 39 percent in the quarter, equivalent to the same margin in third quarter 2001.

Verizon News Release, page 4

Long Distance Ahead of Target

     Verizon equaled its most successful quarter to date in adding new long-distance customers. The net addition of 804,000 customers in the third quarter brings the total customer base to 9.8 million, a 44 percent year-over-year increase and close to the company’s previously announced year-end 2002 target of 10 million or more long-distance customers.

     Also in the third quarter, Verizon added 155,000 DSL lines for a total of 1.64 million, a 70 percent year-over-year increase, as the company continues on course to its year-end target of 1.8 to 2 million lines. Total DSL lines include a downward adjustment of approximately 15,000 to account for customers in three states included in the third-quarter access line sales.

     Cash expenses for Verizon’s largest business unit, Domestic Telecom, have decreased over the prior-year period for seven consecutive quarters and by $880 million for the first nine months of 2002, compared with the 2001 period. In the third quarter 2002, the unit’s cash expenses on a comparable basis were down 3.3 percent to $5.8 billion from $6.0 billion in the third quarter 2001.

     While overall Domestic Telecom revenues decreased 1.8 percent to $10.2 billion, long-distance revenues, which include revenues from the competitive local toll market, were $0.9 billion, an 8.8 percent increase over the same period last year.

Reported Results

     For the third quarter 2002, Verizon reported consolidated earnings of $4.4 billion, or $1.60 per diluted share, compared with earnings of $1.9 billion, or 69 cents per share, in the third quarter last year.

     Approximately $2.3 billion in quarterly after-tax earnings, or 83 cents per share, are for non-recurring items, including $1.8 billion in gains from asset and investment sales and nearly $1.0 billion in tax benefits. These gains were offset by after-tax charges totaling $465 million, including $185 million related to severance costs for prior force reductions and $280 million for merger transition costs, losses related to Verizon’s investment in Cable & Wireless plc, asset impairments and other items.

     Reported third-quarter operating revenues increased 1.2 percent to $17.2 billion from $17.0 billion in the third quarter 2001.

Verizon News Release, page 5

Third-Quarter Highlights

     Following are third-quarter 2002 highlights from Verizon’s four business segments.

Domestic Telecom:

     Current and prior periods exclude the 1.27 million switched access lines sold during the third quarter of 2002.

•	Nearly 50 percent of Verizon’s 9.8 million long-distance customers come from states in the former Bell Atlantic territory. Market share is approximately 30 percent in New York and Massachusetts. Verizon now has 2.6 million long-distance customers in New York, 910,000 in Massachusetts and 854,000 in Pennsylvania.

•	In New Jersey and Maine, Verizon has gained a 9 percent share of the consumer market within the first three months of launching the company’s long-distance offerings in July. Verizon has 290,000 long-distance customers in New Jersey and more than 40,000 in Maine.

•	The Federal Communications Commission (FCC) approved Verizon’s long-distance applications in Delaware and New Hampshire last month, and sales began this month in both states.

•	An FCC decision on Verizon’s long-distance application for Virginia is pending. Verizon is targeting the completion of FCC filings for the three remaining former Bell Atlantic jurisdictions — Maryland, West Virginia and Washington, D.C. — by year-end.

•	More than 250,000 “Veriations” service bundles have been sold through the end of the quarter, exceeding expectations. Veriations bundles are local services with various combinations of long distance, wireless and Internet access in a discounted package on one bill.

•	Vertical service penetration continued to grow, as the number of packages combining Caller ID, Home Voice Mail and other features with basic services increased more than 25 percent. More than 19 percent of Verizon’s consumer customers subscribe to a package.

•	For the fifth consecutive quarter, Verizon saw a net win-back in customers for short-haul long-distance services in the former Bell Atlantic territory.

•	The do-it-yourself installation rate for high-speed DSL Internet access continues to be nearly 100 percent, and the average order-to-installation interval for DSL remains less than a week.

•	Domestic access line equivalents increased nearly 7 percent to 135.0 million, compared with the third quarter 2001.

Verizon News Release, page 6

•	Data Services revenues grew to $1.8 billion in the quarter, driven by 6.7 percent quarterly growth for Data Transport Services over the same period last year.

•	ONE-BILL service, which includes Verizon local, long-distance and wireless charges on a single monthly bill, is now available throughout the former Bell Atlantic territory and the rollout is continuing nationwide.

•	In the Enterprise (large business) market, Verizon’s Enterprise Solutions Group (ESG) was part of the winning $1.7 billion bid for the Federal Aviation Administration Telecommunications Infrastructure program by prime contractor, Harris Corp. ESG estimates its value of the program to be $250 million over 15 years.

Verizon Wireless:

•	Verizon Wireless continued its strong performance in customer growth and profitability in the quarter, as the result of low churn and high demand for its products and services.

•	The company’s retail customer base grew 15 percent year-over-year to 30.4 million, representing 97 percent of the company’s 31.5 million customers. Total net additions were 1.2 million, including 411,000 customers from the Price Communications property acquisition and the decrease of 328,000 reseller customers.

•	Strong customer growth was coupled with increased service revenue per subscriber per month, which was up slightly to almost $50.

•	The company continued to lead the industry in low-cost structure as cash expense per subscriber remained virtually flat and EBITDA margin was 39.0 percent.

•	Retail churn, including contract and pre-pay, was 2.0 percent, down from 2.2 percent in the third quarter of 2001. Churn in the retail contract segment, comprising most of the company’s base, was even lower — at 1.7 percent, down from 2.0 percent last year. Total churn, including retail and reseller, was 2.3 percent, up only slightly despite the high volume of disconnects in the reseller segment.

•	Quarterly EBITDA increased more than 10 percent to $1.8 billion. Service revenues and total revenues each grew more than 10 percent to $4.6 billion and $5.0 billion, respectively.

•	The company’s 26.8 million customers using CDMA digital technology comprise more than 85 percent of its customer base.

•	Demand for Verizon’s 1X Express Network, the company’s nationwide high-speed wireless data network, continued to build with the introduction of new 1X handsets. Two-way text messaging continued to grow dramatically, with the number of billed messages increasing by more than 40 percent over the second quarter.

Verizon News Release, page 7

•	The company launched a national campaign for its expanded Get It Nowsm downloadable services. Get it Now is a virtual shopping spree of applications that easily download to handsets, delivering games, entertainment, ring tones, navigation, pictures and songs for a per-use or monthly subscription fee.

•	For its MobileWeb customers, the company added access to AOL’s Instant Messenger, e-mail and other content. Contributing to the popularity of all Verizon Wireless data and text services is the growing array of color, 1X and Get It Now-capable devices the company introduced in the third quarter.

International:

     Reflects deconsolidation of CTI to the equity method and consolidation of PRTC in both the current and prior periods.

•	Third-quarter revenues were $726 million, compared with $804 million in third quarter 2001 — primarily driven by results from PRTC, Grupo Iusacell (Mexico) and CODETEL (Dominican Republic), and impacted by weak economic conditions.

•	The number of proportionate access lines in Verizon’s core Americas properties grew by 1.0 percent in the third quarter, to 3.2 million.

•	The number of proportionate wireless customers in Verizon’s core Americas properties grew by 28.2 percent to 3.1 million, compared with the prior year. Total proportionate international wireless customers served by Verizon investments increased 2.3 percent over the prior year to 8.5 million.

•	During the third quarter, Verizon sold 370 million shares of Telecom Corporation of New Zealand stock. The transaction, which is part of the company’s continuing efforts to sell non-strategic assets, resulted in proceeds of approximately $770 million and an after-tax gain of $229 million. That gain has been removed from Verizon’s International segment results and from Verizon’s income before non-recurring items.

Information Services:

•	Revenues from Verizon’s directory publishing and electronic commerce operations of $1.2 billion increased 5.6 percent over third quarter 2001, primarily due to the impact of changes in publication dates. On a directory-to-directory basis, U.S. print and electronic revenues were 1.3 percent lower than third quarter 2001 — the result of the slowing economy that particularly affected Manhattan directories published in the third quarter.

•	Revenues from SuperPages.com, Verizon’s Internet directory service, grew 59.4 percent over third quarter 2001 as Information Services continues to be the leader in online directory services. SuperPages.com Yellow Pages searches grew 64.0 percent over third quarter 2001.

Verizon News Release, page 8

•	Revenues from Hispanic directories grew 16 times over the third quarter of 2001. Information Services is the largest provider of print and online Spanish-language directory information in the U.S. Information Services has also signed an agreement to provide online directory services to users of Univision Online’s Spanish-language Internet site. Univision Online is a leading destination for U.S. Hispanic Internet users, offering news, sports, entertainment and services.

     Verizon Communications (NYSE:VZ) is one of the world’s leading providers of communications services. Verizon companies are the largest providers of wireline and wireless communications in the United States, with 135.0 million access line equivalents and 31.5 million Verizon Wireless customers. Verizon is also the largest directory publisher in the world. With more than $67 billion in annual revenues and more than 236,000 employees, Verizon’s global presence extends to more than 35 countries in the Americas, Europe, Asia and the Pacific. For more information on Verizon, visit www.verizon.com.

####

VERIZON’S ONLINE NEWS CENTER: Verizon news releases, executive speeches and biographies, media contacts and other information are available at Verizon’s News Center on the World Wide Web at www.verizon.com/news. To receive news releases by e-mail, visit the News Center and register for customized automatic delivery of Verizon news releases.

NOTE: This press release contains statements about expected future events and financial results that are forward-looking and subject to risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The following important factors could affect future results and could cause those results to differ materially from those expressed in the forward-looking statements: the duration and extent of the current economic downturn; materially adverse changes in economic conditions in the markets served by us or by companies in which we have substantial investments; material changes in available technology; technology substitution; an adverse change in the ratings afforded our debt securities by nationally accredited ratings organizations; the final results of federal and state regulatory proceedings concerning our provision of retail and wholesale services and judicial review of those results; the effects of competition in our markets; our ability to satisfy regulatory merger conditions and obtain combined company revenue enhancements and cost savings; the ability of Verizon Wireless to achieve revenue enhancements and cost savings, and obtain sufficient spectrum resources; the outcome of litigation concerning the FCC NextWave spectrum auction; our ability to recover insurance proceeds relating to equipment losses and other adverse financial impacts resulting from the terrorist attacks on Sept. 11, 2001; and changes in our accounting assumptions that regulatory agencies, including the SEC, may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings.

Verizon Communications Inc.
Consolidated Statements of Income

(dollars in millions, except per share amounts)

	3 Mos. Ended	3 Mos. Ended		9 Mos. Ended	9 Mos. Ended
Unaudited	9/30/02	9/30/01	% Change	9/30/02	9/30/01	% Change

Operating Revenues	$17,201	$17,004	1.2	$50,411	$50,179	.5

Operations and support expense	10,391	9,925	4.7	30,951	28,937	7.0
Depreciation and amortization expense	3,320	3,402	(2.4)	9,996	10,162	(1.6)
Sales of assets, net	(2,527)	—	—	(2,747)	(5)	*

Operating Income	6,017	3,677	63.6	12,211	11,085	10.2
Income (loss) from unconsolidated businesses	478	142	236.6	(4,426)	(3,306)	33.9
Other income and (expense), net	37	84	(56.0)	106	268	(60.4)
Interest expense	(803)	(797)	.8	(2,415)	(2,627)	(8.1)
Minority interest	(372)	(226)	64.6	(928)	(533)	74.1
Mark-to-market adjustment — financial instruments	(17)	(13)	30.8	(28)	(166)	(83.1)
Provision for income taxes	(932)	(984)	(5.3)	(2,226)	(2,105)	5.7

Income from Continuing Operations	4,408	1,883	134.1	2,294	2,616	(12.3)
Extraordinary item, net of tax	(3)	(8)	(62.5)	(9)	(8)	12.5
Cumulative effect of accounting change	—	—	—	(496)	(182)	172.5

Net Income	$4,405	$1,875	134.9	$1,789	$2,426	(26.3)

Diluted Earnings per Share (1)	$1.60	$.69	131.9	$.65	$.89	(27.0)
Weighted average number of common shares-assuming dilution (in millions)	2,749	2,735		2,737	2,729

Footnote:

(1)	Diluted Earnings per Share include the dilutive effect of shares issuable under our stock-based compensation plans and exchangeable equity interests, which represent the only potential dilution.

* Not meaningful

Verizon Communications Inc.
Consolidated Statements of Income before Non-Recurring Items

(dollars in millions, except per share amounts)

	3 Mos. Ended	3 Mos. Ended		9 Mos. Ended	9 Mos. Ended
Unaudited	9/30/02	9/30/01	% Change	9/30/02	9/30/01	% Change

Operating Revenues (1)
Domestic Telecom	$10,230	$10,422	(1.8)	$30,685	$31,785	(3.5)
Domestic Wireless	4,982	4,521	10.2	14,094	12,950	8.8
International	726	804	(9.7)	2,231	2,359	(5.4)
Information Services	1,174	1,112	5.6	2,913	2,885	1.0
Other	(47)	108	(143.5)	(135)	83	*

Total Operating Revenues	17,065	16,967	.6	49,788	50,062	(.5)

Operating Expenses (1)
Operations and support expense	9,696	9,701	(.1)	28,179	28,266	(.3)
Depreciation and amortization expense	3,320	3,427	(3.1)	9,996	10,167	(1.7)

Total Operating Expenses	13,016	13,128	(.9)	38,175	38,433	(.7)

Operating Income	4,049	3,839	5.5	11,613	11,629	(.1)
Operating income impact of operations sold (1)	55	162	(66.0)	382	419	(8.8)
Income from unconsolidated businesses	195	110	77.3	581	477	21.8
Other income and (expense), net	37	82	(54.9)	106	265	(60.0)
Interest expense	(803)	(787)	2.0	(2,415)	(2,577)	(6.3)
Minority interest	(383)	(279)	37.3	(975)	(729)	33.7
Provision for income taxes	(1,042)	(1,087)	(4.1)	(3,120)	(3,387)	(7.9)

Adjusted Net Income	$2,108	$2,040	3.3	$6,172	$6,097	1.2

Diluted Adjusted Earnings per Share (2)	$.77	$.75	2.7	$2.26	$2.23	1.3
Weighted average number of common shares-assuming dilution (in millions)	2,749	2,735		2,737	2,729

Footnotes:

(1)	Certain reclassifications of prior period amounts have been made, where appropriate, to reflect comparable operating results excluding significant operations sold, the previously announced Domestic Telecom access lines, as follows:

Revenues	$136	$244		$623	$754
Expenses	$81	$82		$241	$335

Also, reflects the deconsolidation of CTI to the equity method and the consolidation of PRTC in both current and prior years.

(2)	Prior year depreciation and amortization includes amortization of $.03 per diluted share for the quarter and $.10 per diluted share year-to-date related to intangible assets that are no longer being amortized, as required by SFAS 142.

*	Not meaningful

Verizon Communications Inc.
Earnings Reconciliations

(dollars in millions, except per share amounts)

	3 Mos. Ended 9/30/02		3 Mos. Ended 9/30/01		9 Mos. Ended 9/30/02		9 Mos. Ended 9/30/01

Unaudited	Net Income	Diluted EPS	Net Income	Diluted EPS	Net Income	Diluted EPS	Net Income	Diluted EPS

Reported Earnings	$4,405	$1.60	$1,875	$.69	$1,789	$.65	$2,426	$.89
Non-recurring items:
Mark-to-market adjustment — financial instruments	17	.01	13	—	28	.01	164	.06
Sales of assets and investments, net (1)	(1,779)	(.65)	—	—	(1,895)	(.69)	(3)	—
Transition costs	50	.02	144	.05	159	.06	394	.14
Severance and related pension settlement benefits	185	.07	—	—	660	.24	—	—
Cumulative effect of accounting change	—	—	—	—	496	.18	182	.07
Investment-related charges
CANTV	—	—	—	—	1,400	.51	—	—
MFN	—	—	—	—	436	.16	1,136	.42
CTI	—	—	—	—	190	.07	—	—
Genuity	—	—	—	—	2,443	.89	—	—
Telus	—	—	—	—	430	.16	—	—
C&W	74	.03	—	—	275	.10	862	.32
Other	—	—	—	—	231	.08	928	.34
NorthPoint settlement	—	—	—	—	114	.04	—	—
Tax benefits	(983)	(.36)	—	—	(983)	(.36)	—	—
Other special items (2)	139	.05	8	—	399	.15	8	—

Earnings before Non-Recurring Items (3)	$2,108	$.77	$2,040	$.75	$6,172	$2.26	$6,097	$2.23

Footnotes:

(1)	Includes $229 million related to the third quarter 2002 sale of TCNZ securities.

(2)	Year-to-date 2002 includes $183 million related to WorldCom financial exposure.

(3)	Totals for Diluted EPS do not add for all periods due to rounding in EPS calculations.

Verizon Communications Inc.
Selected Financial and Operating Statistics

(dollars in millions, except per share amounts)

	3 Mos. Ended	3 Mos. Ended	9 Mos. Ended	9 Mos. Ended
Unaudited	9/30/02	9/30/01	9/30/02	9/30/01

Debt ratio-end of period	64.3%	64.7%	64.3%	64.7%
Book value per common share	$11.64	$12.84	$11.64	$12.84
Cash dividends declared per common share	$0.385	$0.385	$1.155	$1.155
Common shares outstanding (in millions)
End of period	2,736	2,714	2,736	2,714
Capital expenditures
Domestic Telecom	$1,548	$2,064	$4,723	$8,470
Domestic Wireless	921	970	2,981	3,342
International	107	232	323	524
Information Services	13	31	54	69
Other	9	17	27	72

Total	$2,598	$3,314	$8,108	$12,477

Total employees (1)	236,408	258,973	236,408	258,973

Footnote:

(1)	Prior period adjusted to reflect comparable results.

Verizon Communications Inc.
Consolidated Balance Sheets

(dollars in millions)

Unaudited	9/30/02	12/31/01	$ Change

Assets
Current assets
Cash and cash equivalents	$5,651	$979	$4,672
Short-term investments	246	1,991	(1,745)
Accounts receivable, net	12,956	14,254	(1,298)
Inventories	1,612	1,968	(356)
Net assets held for sale	—	1,199	(1,199)
Prepaid expenses and other	3,001	2,796	205

Total current assets	23,466	23,187	279

Plant, property and equipment	176,779	169,586	7,193
Less accumulated depreciation	102,642	95,167	7,475

	74,137	74,419	(282)

Investments in unconsolidated businesses	4,950	10,202	(5,252)
Intangible assets	46,761	44,262	2,499
Other assets	19,785	18,725	1,060

Total Assets	$169,099	$170,795	$(1,696)

Liabilities and Shareowners’ Investment
Current liabilities
Debt maturing within one year	$11,422	$18,669	$(7,247)
Accounts payable and accrued liabilities	14,242	13,947	295
Other	5,320	5,404	(84)

Total current liabilities	30,984	38,020	(7,036)

Long-term debt	46,029	45,657	372
Employee benefit obligations	13,648	11,898	1,750
Deferred income taxes	18,802	16,543	2,259
Other liabilities	3,951	3,989	(38)

Minority interest	23,840	22,149	1,691

Shareowners’ investment
Common stock	275	275	—
Contributed capital	24,671	24,676	(5)
Reinvested earnings	9,223	10,704	(1,481)
Accumulated other comprehensive loss	(1,336)	(1,187)	(149)

	32,833	34,468	(1,635)

Less common stock in treasury, at cost	402	1,182	(780)
Less deferred compensation - employee stock ownership plans and other	586	747	(161)

Total shareowners’ investment	31,845	32,539	(694)

Total Liabilities and Shareowners’ Investment	$169,099	$170,795	$(1,696)

Verizon Communications Inc.
Condensed Consolidated Statements of Cash Flows

(dollars in millions)

	9 Mos. Ended	9 Mos. Ended
Unaudited	9/30/02	9/30/01	$ Change

Cash Flows From Operating Activities
Income before extraordinary item and cumulative effect of accounting change	$2,294	$2,616	$(322)
Adjustments to reconcile income before extraordinary item and cumulative effect of accounting change to net cash provided by operating activities:
Depreciation and amortization	9,996	10,162	(166)
Sales of assets, net	(2,747)	(5)	(2,742)
Mark-to-market adjustment — financial instruments	28	166	(138)
Employee retirement benefits	(963)	(1,610)	647
Deferred income taxes	869	552	317
Provision for uncollectible accounts	2,191	1,374	817
Loss from unconsolidated businesses	4,426	3,306	1,120
Changes in current assets and liabilities, net of effects from acquisition/disposition of businessess	17	(3,469)	3,486
Other, net	(33)	4	(37)

Net cash provided by operating activities	16,078	13,096	2,982

Cash Flows From Investing Activities
Capital expenditures	(8,108)	(12,477)	4,369
Acquisitions, net of cash acquired, and investments	(1,017)	(3,005)	1,988
Proceeds from disposition of businesses	4,638	200	4,438
Proceeds from spectrum payment refund	1,479	—	1,479
Net change in short-term investments	1,648	1,338	310
Other, net	383	(1,213)	1,596

Net cash used in investing activities	(977)	(15,157)	14,180

Cash Flows From Financing Activities
Proceeds from long-term borrowings	7,533	9,204	(1,671)
Repayments of long-term borrowings and capital lease obligations	(5,919)	(2,003)	(3,916)
Decrease in short-term obligations, excluding current maturities	(9,632)	(1,436)	(8,196)
Dividends paid	(3,147)	(3,119)	(28)
Proceeds from sale of common stock	653	436	217
Other, net	83	(413)	496

Net cash provided by (used in) financing activities	(10,429)	2,669	(13,098)

Increase in cash and cash equivalents	4,672	608	4,064
Cash and cash equivalents, beginning of period	979	757	222

Cash and cash equivalents, end of period	$5,651	$1,365	$4,286

Verizon Communications Inc.
Domestic Telecom – Selected Financial Results

(dollars in millions)

	3 Mos. Ended	3 Mos. Ended		9 Mos. Ended	9 Mos. Ended
Unaudited	9/30/02	9/30/01	% Change	9/30/02	9/30/01	% Change

Operating Revenues
Local services	$5,138	$5,238	(1.9)	$15,365	$16,161	(4.9)
Network access services	3,278	3,281	(.1)	9,954	9,758	2.0
Long distance services	853	784	8.8	2,393	2,286	4.7
Other services	961	1,119	(14.1)	2,973	3,580	(17.0)

Total Operating Revenues	10,230	10,422	(1.8)	30,685	31,785	(3.5)

Operating Expenses
Operations and support	5,782	5,979	(3.3)	16,791	17,671	(5.0)
Depreciation and amortization	2,316	2,332	(.7)	7,074	6,875	2.9

Total Operating Expenses	8,098	8,311	(2.6)	23,865	24,546	(2.8)

Operating Income	$2,132	$2,111	1.0	$6,820	$7,239	(5.8)
Operating Income Margin	20.8%	20.3%		22.2%	22.8%
EBITDA	$4,448	$4,443	.1	$13,894	$14,114	(1.6)
EBITDA Margin	43.5%	42.6%		45.3%	44.4%

Footnotes:

The segment financial results above are adjusted to exclude the effects of non-recurring items.

Intercompany and intersegment transactions have not been eliminated.

EBITDA is determined by adding depreciation and amortization to operating income. EBITDA margin is calculated by dividing EBITDA by total operating revenues.

Certain reclassifications of prior period amounts have been made, where appropriate, to reflect comparable operating results.

Verizon Communications Inc.
Domestic Telecom – Selected Operating Statistics

	3 Mos. Ended	3 Mos. Ended		9 Mos. Ended	9 Mos. Ended
Unaudited	9/30/02	9/30/01	% Change	9/30/02	9/30/01	% Change

Switched access lines in service (000)
Residence	37,810	38,741	(2.4)	37,810	38,741	(2.4)
Business	20,258	21,422	(5.4)	20,258	21,422	(5.4)
Public	530	607	(12.7)	530	607	(12.7)

Total	58,598	60,770	(3.6)	58,598	60,770	(3.6)
Special DS0 equivalents	76,419	65,778	16.2	76,419	65,778	16.2

Total voice grade equivalents (000)	135,017	126,548	6.7	135,017	126,548	6.7

Resale & UNE-P lines (000)	3,865	3,670	5.3	3,865	3,670	5.3
Minutes of use from Carriers and CLECs (in millions)	63,767	69,423	(8.1)	194,695	211,174	(7.8)
Long distance subscribers (excl. Verizon CLEC) (000)	9,838	6,851	43.6	9,838	6,851	43.6
High capacity and digital data revenues ($ in millions)
Data transport	$1,644	$1,541	6.7	$4,951	$4,501	10.0
Data solutions	159	173	(8.1)	492	522	(5.7)

Total revenues	$1,803	$1,714	5.2	$5,443	$5,023	8.4

Footnote:

Certain reclassifications of prior period amounts have been made, where appropriate, to reflect comparable operating results.

Verizon Communications Inc.
Verizon Wireless – Selected Operating Results

(dollars in millions)

	3 Mos. Ended	3 Mos. Ended		9 Mos. Ended	9 Mos. Ended
Unaudited	9/30/02	9/30/01	% Change	9/30/02	9/30/01	% Change

Revenues
Service revenues	$4,613	$4,183	10.3	$13,034	$11,980	8.8
Equipment and other	369	338	9.2	1,060	970	9.3

Total Revenues	4,982	4,521	10.2	14,094	12,950	8.8

Operating Expenses
Operations and support	3,184	2,890	10.2	9,049	8,344	8.4
Depreciation and amortization	828	943	(12.2)	2,394	2,749	(12.9)

Total Operating Expenses	4,012	3,833	4.7	11,443	11,093	3.2

Operating Income	$970	$688	41.0	$2,651	$1,857	42.8

EBITDA	$1,798	$1,631	10.2	$5,045	$4,606	9.5
EBITDA Margin	39.0%	39.0%		38.7%	38.4%

Selected Operating Statistics
Subscribers (000)	31,521	28,682	9.9	31,521	28,682	9.9
Penetration	13.9%	13.0%		13.9%	13.0%
Subscriber net adds in period* (000)	1,214	752	61.4	2,123	2,078	2.2
Total churn rate, including prepaid	2.3%	2.2%		2.4%	2.5%

Footnotes:

The segment financial results above are adjusted to exclude the effects of non-recurring items.

Intercompany and intersegment transactions have not been eliminated.

EBITDA is determined by adding depreciation and amortization to operating income. EBITDA margin is calculated by dividing EBITDA by service revenues.

* Includes acquisition of 411,000 subscribers in the third quarter of 2002 and 68,000 subscribers in the first quarter of 2002.

Verizon Communications Inc.
International – Selected Financial Results

(dollars in millions)

	3 Mos. Ended	3 Mos. Ended		9 Mos. Ended	9 Mos. Ended
Unaudited	9/30/02	9/30/01	% Change	9/30/02	9/30/01	% Change

Operating Revenues	$726	$804	(9.7)	$2,231	$2,359	(5.4)
Operating Expenses
Operations and support	393	497	(20.9)	1,365	1,477	(7.6)
Depreciation and amortization	132	112	17.9	405	395	2.5

Total Operating Expenses	525	609	(13.8)	1,770	1,872	(5.4)

Operating Income	$201	$195	3.1	$461	$487	(5.3)

EBITDA	$333	$307	8.5	$866	$882	(1.8)
EBITDA Margin	45.9%	38.2%		38.8%	37.4%

Income from Unconsolidated Businesses	$226	$167	35.3	$677	$552	22.6

Proportionate Information
Revenues	$1,344	$1,385	(3.0)	$4,149	$4,076	1.8
Operating income	$362	$354	2.3	$980	$1,016	(3.5)
Operating cash flow	$580	$593	(2.2)	$1,682	$1,701	(1.1)

Access lines (000)	3,245	3,220	.8	3,245	3,220	.8
Wireless subscribers (000)	8,489	8,300	2.3	8,489	8,300	2.3

Footnotes:

The segment financial results above are adjusted to exclude the effects of non-recurring items.

Intercompany and intersegment transactions have not been eliminated.

Certain reclassifications of prior period amounts have been made, where appropriate, to reflect comparable operating results. Also, reflects the deconsolidation of CTI to the equity method and the consolidation of PRTC in both current and prior years.

EBITDA is determined by adding depreciation and amortization to operating income. EBITDA margin is calculated by dividing EBITDA by operating revenues.

Verizon Communications Inc.
Information Services – Selected Financial Results

(dollars in millions)

	3 Mos. Ended	3 Mos. Ended		9 Mos. Ended	9 Mos. Ended
Unaudited	9/30/02	9/30/01	% Change	9/30/02	9/30/01	% Change

Operating Revenues	$1,174	1,112	5.6	$2,913	$2,885	1.0
Operating Expenses
Operations and support	581	485	19.8	1,492	1,354	10.2
Depreciation and amortization	21	21	—	52	62	(16.1)

Total Operating Expenses	602	506	19.0	1,544	1,416	9.0

Operating Income	$572	$606	(5.6)	$1,369	$1,469	(6.8)

EBITDA	$593	$627	(5.4)	$1,421	$1,531	(7.2)
EBITDA Margin	50.5%	56.4%		48.8%	53.1%

Footnotes:

The segment financial results above are adjusted to exclude the effects of non-recurring items.

Intercompany and intersegment transactions have not been eliminated.

EBITDA is determined by adding depreciation and amortization to operating income. EBITDA margin is calculated by dividing EBITDA by operating revenues.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Verizon Communications Inc. (Registrant)

Date: October 25, 2002	/s/ John F. Killian John F. Killian Senior Vice President and Controller